EXHIBIT 2.2



                    AGREEMENT FOR SALE AND PURCHASE
                        OF MEMBERSHIP INTERESTS


                                Between


                          GATEWAY GROUP, INC.
                                  and
                          SLC HOLDINGS, L.L.C.


                                  and


                  CENTRAL PARKING SYSTEM REALTY, INC.
                                  and
            CENTRAL PARKING SYSTEM REALTY OF MISSOURI, INC.

                      Dated as of November 22, 199




                    AGREEMENT FOR SALE AND PURCHASE
                        OF MEMBERSHIP INTERESTS


	THIS AGREEMENT FOR SALE AND PURCHASE OF MEMBERSHIP INTERESTS ("Agreement") is entered into effective November 22, 1996, by and among Gateway Group, Inc., a Missouri corporation ("Gateway"), SLC Holdings, L.L.C., a Missouri limited liability company ("SLC") (Gateway and SLC being referred to collectively herein as "Sellers"), and Central Parking System Realty, Inc., a Tennessee corporation, and Central Parking System Realty of Missouri, Inc., a Tennessee corporation (referred to together herein as "Buyers" or individually as a "Buyer") (Sellers and Buyers being referred to collectively herein as the "Parties").

	WHEREAS, Sellers in the aggregate own all of the outstanding units of membership interest ("Units") of Civic Parking, L.L.C., a Missouri limited liability company ("Civic Parking"); and

	WHEREAS, this Agreement contemplates a transaction in which Buyers will purchase certain of the Units from Sellers, and Sellers will sell such Units to Buyers, all on the terms hereinafter set forth; and

	WHEREAS, each Buyer is a subsidiary of Central Parking
Corporation, a Tennessee corporation ("Buyers' Parent"); and concurrently with the execution of this Agreement Buyers' Parent is executing a guaranty of Buyers' obligations hereunder;

	NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.


	1.	DEFINITIONS.

	(a)	Defined Terms.  Capitalized terms used in this Agreement
have the following meanings:

	"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

	"Affiliates" means, with respect to a Person, all other Persons controlling, controlled by or under common control with such Person, and with respect to a Person other than an individual, the respective shareholders, members, managers, directors and officers of such Person and its Affiliates.

	"Agreement" means this Agreement for Sale and Purchase of Membership Interests, including the Exhibits and Schedules hereto, as amended from time to time.

	"Agreement Relating to Parking" means an agreement substantially as set forth in Exhibit E attached hereto, to be entered into not later than the Closing.

	"Bus Lot" means the real property known as the "Bus Lot" and described in item 1 to Exhibit D hereto.

	"Buyer" and "Buyers" have the meanings set forth in the preamble above.

	"Buyers' Parent" has the meaning set forth in the preamble above.

	"CCC Purchase Agreement" means the Purchase and Sale Agreement by and among Gateway, St. Louis National Baseball Club, Inc., Civic Center Corporation and Anheuser-Busch Companies, Inc. dated as of December 22, 1995 relating to, among other things, the purchase of Civic Parking's assets from Civic Center Corporation.

	"Civic Parking" has the meaning set forth in the preamble above.

	"Closing" has the meaning set forth in Section 2(c) below.

	"Closing Balance Sheet" has the meaning set forth in Section 2(b) below.

	"Closing Date" has the meaning set forth in Section 2(c) below.

	"Code" means the Internal Revenue Code of 1986, as amended.

	"Confidential Information" means any information concerning (i) the terms or conditions of this Agreement or (ii) the businesses and affairs of Civic Parking or its Affiliates that is not already generally available to the public; except that Confidential
Information does not include information that hereafter becomes generally available to the public other than as a result of the acts or omissions of Buyers or their Affiliates.

	"Disclosure Schedule" has the meaning set forth in Section 4 below.

	"Due Diligence Period" means the period ending November 15,
1996.

	"Effective Date" means the date first written above.

	"Excluded Assets" has the meaning set forth in Section 5(c) below.

	"Gateway" has the meaning set forth in the preamble above.

	"Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

	"Indebtedness" means, with respect to a Person, indebtedness of such Person for money borrowed, including interest thereon.

	"Indemnified Party" has the meaning set forth in Section 8(d) below.

	"Indemnifying Party" has the meaning set forth in Section 8(d) below.

	"Operating Agreement" means the Amended and Restated Operating Agreement of Civic Parking dated effective February 12, 1996, a copy of which is attached hereto as Exhibit A, as further amended and/or restated from time to time prior to the Closing.

	"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

	"Parties" has the meaning set forth in the preamble above.

	"Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

	"Price Adjustments" has the meaning set forth in Section 2(b) below.

	"Promissory Note" has the meaning set forth in Section 2(d) below.

	"Purchase Price" has the meaning set forth in Section 2(b) below.

	"Purchased Units" means (i) all of the Units owned by Gateway, constituting 1% of all Units, and (ii) all of the Units owned by SLC, constituting 99% of all Units, constituting in the aggregate
100% of all Units.

	"Securities Act" means the Securities Act of 1933, as amended.

	"Security Interest" means any mortgage, deed of trust, pledge, lien, encumbrance, charge, security agreement or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

	"Security Obligations" means obligations of such Person pursuant to contracts, pledges, guaranties, Security Interests and other instruments securing Indebtedness of such Person or its Affiliates.

	"Sellers" has the meaning set forth in the preamble above.

	"Sellers' Estoppel Certificate" has the meaning set forth in
Section 7(a)(xii) below.

	"Sellers' Knowledge" means the actual knowledge, without independent investigation, of Andrew N. Baur, William O. DeWitt, Jr. or Frederick O. Hanser, who are the directors and officers of Gateway and the managers and officers of SLC.

	"SLC" has the meaning set forth in the preamble above.

	"Subsidiary" means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities or ownership interests to elect a majority of the directors or managers of the corporation or entity.

	"Tax" means any federal, state, local, or foreign income, withholding, employment, sales, use, excise or property tax, including any interest, penalty, or addition thereto, whether disputed or not.

	"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

	"Tenant Estoppel Certificate" has the meaning set forth in Section 5(i) below.

	"Third Party Claim" has the meaning set forth in Section 8(d) below.

	"Units" has the meaning set forth in the preamble above.

	(b)	Usage.  Unless the context requires otherwise, (i) any
reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, (ii) terms importing one gender shall include any gender, (iii) terms in the singular shall include the plural and vice versa, and (iv) the word "including" and variations thereof shall mean including without limitation.


	2.	PURCHASE AND SALE OF PURCHASED UNITS.

	(a)	Basic Transaction.  Upon and subject to the terms and
conditions of this Agreement, Buyers jointly and severally agree to purchase from Sellers, and Sellers agree to sell to Buyers, all of the Purchased Units, for the Purchase Price set forth below. Buyers shall determine between themselves the allocation of Purchased Units to each Buyer.

	(b)	Purchase Price.  Buyers jointly and severally agree to pay
to Sellers, as consideration for the sale of the Purchased Units
(the "Purchase Price"), the sum of (i) $91,000,000 and (ii) the net amount (which may be less than zero) of the Price Adjustments. The Purchase Price shall be allocated among Sellers in proportion to their respective holdings of the Purchased Units, with one percent
(1%) going to Gateway and ninety-nine percent (99%) going to SLC.
"Price Adjustments" means the following:

		(A)	An upward Price Adjustment shall be made in an amount
equal to Civic Parking's cash and cash equivalents as of the close of business on the Closing Date, and Civic Parking's maintenance and capital reserves (to the extent not reflected in cash and cash equivalents) as of the close of business on the Closing Date, Buyers hereby expressly acknowledging that Civic Parking intends to distribute some or all of its cash and cash equivalents to Sellers prior to Closing;

		(B)	An upward Price Adjustment shall be made in the amount
of Civic Parking's receivables, net of any allowance for doubtful accounts, as of the close of business on the Closing
Date, and a downward Price Adjustment shall be made in the amount of Civic Parking's payables as of the close of business on the Closing Date (after giving effect to any exclusions by Buyers pursuant to Section 5(h) below);

		(C)	Rents and other monthly revenues, real estate taxes,
utilities and other closing adjustments customarily apportioned in real estate transactions shall be pro rated and allocated to Buyers or Sellers as upward or downward Price
Adjustments, as the case may be, in accordance with local real estate practice, with the Closing Date to be allocated to Sellers and reflected on the Closing Balance Sheet; and

		(D)	If the proposed Assignment, Assumption, and Second
Amendment to Lease Agreement by and among Crackers Too, Inc.,
Baretta, Inc. and Civic Parking reflected on Section 4(h) of the
Disclosure Schedule is entered into before the Closing, an upward Price Adjustment shall be made in the amount of any payments made by Civic Parking before the Closing, plus any payables or other liabilities accrued by Civic Parking as of the Closing, for "Additional Improvements" and related costs
(including leasing fees) in connection with the "Additional
Premises" as such terms are defined therein, provided, that
(i) Buyers' consent shall be required for any Price Adjustment pursuant to this clause (D) resulting from "Additional
Improvements" which are not described in the October 30, 1996 draft of such proposed Assignment, Assumption, and Second
Amendment to Lease Agreement heretofore provided to Buyers, and (ii) the maximum Price Adjustment pursuant to this clause
(D) shall be $185,000.

The Price Adjustments shall be determined to the extent possible from a balance sheet (the "Closing Balance Sheet"), which shall be prepared by Civic Parking's public accounting firm as of the close of business on the Closing Date, in a manner consistent with past practice, and delivered to the parties, together with a calculation of the Price Adjustments and the net amount thereof, as promptly as practicable after the Closing Date. To the extent any Price Adjustment may not be determinable from the Closing Balance Sheet, such items shall be calculated by Civic Parking's independent public accountants on an annex to the Closing Balance Sheet, which shall be deemed a part thereof for the purposes of this Agreement. The Closing Balance Sheet, including any annex thereto, shall be conclusive as to the Price Adjustments, unless any Party shall object to the calculation of the amount of any Price Adjustment as reflected on the Closing Balance Sheet by giving the other Parties notice thereof, setting forth the basis for, and particulars of, the objection, not later than five business days after its receipt of the Closing Balance Sheet. If such a notice of objection is given, the Parties shall attempt to resolve the objection among themselves by mutual agreement; but if the Parties are unable to resolve the objection within 30 days after the date such notice is given, the objection shall be resolved by Sellers' and Buyers' respective public accounting firms in such manner as they shall determine to be appropriate and expeditious; and such resolution shall be conclusive on all Parties.

	(c)	The Closing.  The closing of the transactions contemplated
by this Agreement (the "Closing") shall take place at the offices of Armstrong, Teasdale, Schlafly & Davis, counsel for Sellers, One Metropolitan Square, Suite 2600, St. Louis, Missouri 63102, commencing at 9:00 a.m. local time not later than the earlier of:
(i) the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or (ii) December 31, 1996, if all such conditions (referred to in the preceding clause (i)) are satisfied or waived by such date; or on such other date as Buyers and Sellers may mutually determine (the "Closing Date"). The Parties shall use their best efforts to cause the Closing to occur not later than 30 days after the execution of this Agreement.

	(d)	Deliveries at the Closing; Payment of the Purchase Price.
At the Closing, (i) Sellers will deliver to Buyers the various certificates, agreements and other documents referred to in Section 7(a) below, (ii) Buyers will deliver to Sellers the various certificates, agreements and other documents referred to in Section 7(b) below, (iii) Sellers will assign and transfer to Buyers the Purchased Units, including executing and delivering such assignments and other transfer documents as may be necessary for such purpose in forms reasonably acceptable to Buyers, (iv) Buyers will deliver to Gateway, by one or more wire transfers as directed by Gateway, cash equal to the sum of (A) $910,000 plus (B) an amount equal to one percent of Sellers' independent public accountants' good faith estimate of the Price Adjustments (but not less than zero), and (v)
Buyers will deliver to SLC, by one or more wire transfers as directed by SLC, (1) cash equal to the sum of (A) $53,690,000 plus
(B) an amount equal to ninety-nine percent of Seller's independent public accountants' good faith estimate of the Price Adjustments
(but not less than zero) and (2) its promissory note in the form of Exhibit B hereto in the aggregate principal amount of $36,400,000
(the "Promissory Note") together with an irrevocable, non-negotiable, nontransferable letter of credit in the form set forth as Exhibit C hereto, issued in favor of SLC by a commercial bank with at least $5 billion in assets selected by Buyers and reasonably acceptable to SLC, serving as a guarantee of the Promissory Note. A final settlement shall occur not later than the tenth business day after the final determination of the Price Adjustments pursuant to
Section 2(b), at which Buyers shall pay to Sellers or Sellers shall refund to Buyers, as the case may be, by one or more wire transfers or cashier's checks as determined by the receiving Parties, the difference between the Purchase Price as finally determined and the amount thereof paid at the Closing.


	3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE PARTIES.

	(a)	Representations and Warranties of Sellers.  Each of Sellers
represents and warrants to Buyers that the following statements are correct and complete with respect to itself and its assets and liabilities as of the Effective Date and will be correct and complete with respect to itself and its assets and liabilities as of the Closing Date (as though made then and as though the Effective
Date were the Closing Date):

		(i)	Organization of Sellers.  SLC is a manager-managed
limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri.
Gateway is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri.

		(ii)	Authorization of Transaction.  This Agreement
constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions. Sellers have full power and authority, corporate or otherwise, to execute and deliver this Agreement and, subject to the required consents described in Section 7(b), to perform their obligations hereunder. Except to the extent set forth in Section 5(b), Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

		(iii)	Noncontravention.  Subject to the required
consents described in Section 7(b) and the matters described in
Section 5(b), neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Sellers are subject, any provision of SLC's operating agreement, or any provision of Gateway's charter or bylaws.

		(iv)	Brokers' Fees.  Sellers have no liability or obligation
to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which either Buyer could become liable or obligated.

		(v)	Units.  Each Seller owns the number of Units set forth
in Section 4(b) below. Sellers' Units constitute all outstanding ownership interests in Civic Parking. Except as set forth in the Operating Agreement or under the Securities Act and applicable state securities laws, the Purchased Units will be transferred to Buyers at the Closing free and clear of any transfer restrictions, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Neither Seller is a party to any option, warrant, purchase right or other contract or commitment other than this Agreement that could require such Seller to sell, transfer, or otherwise dispose of any of such Seller's Units or any other interest in Civic Parking. Neither Seller is a party to any voting trust, proxy, or other agreement or understanding of any type with respect to the voting of any Units or ownership of any of the Units except as set forth in this Agreement or the Operating Agreement.

	(b)	Representations and Warranties of Buyers.  Each of Buyers
represents and warrants to Sellers that the following statements are correct and complete with respect to itself and its assets and liabilities as of the Effective Date and will be correct and complete with respect to itself and its assets and liabilities as of the Closing Date (as though made then and as though the Effective
Date were the Closing Date):

		(i)	Organization of Buyers.  Each Buyer is a corporation
duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

		(ii)	Authorization of Transaction.  This Agreement
constitutes the valid and legally binding obligation of each Buyer, enforceable in accordance with its terms and conditions. Buyers have full power and authority, corporate or otherwise, to execute and deliver this Agreement and to perform their obligations hereunder. Buyers have the financial capability to perform their obligations hereunder.
Except to the extent set forth in Section 5(b), Buyers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

		(iii)	Noncontravention.  Subject to the matters
described in Section 5(b), neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyers are subject or any provision of their respective charters or bylaws.

		(iv)	Brokers' Fees.  Buyers have no liability or obligation
to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which either Seller could become liable or obligated.

		(v)	Investment.  Buyers are not acquiring the Purchased
Units with a view to or for sale in connection with any distribution requiring registration thereof within the meaning of the Securities Act.

		(vi)	Buyers Not Engaged in Certain Businesses.  None of
Buyers or Buyers' Parent are engaged, directly or indirectly, in the production, sale or distribution of alcohol or non-alcohol malt beverages or other alcohol beverages.


	4.	REPRESENTATIONS AND WARRANTIES CONCERNING CIVIC PARKING.

	Sellers represent and warrant to Buyers that the statements contained in this Section 4 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Effective Date were the Closing
Date), except as set forth in the disclosure schedule delivered by Sellers to Buyers on the date hereof and initialed by the Parties
(the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

	(a)	Organization, Qualification, and Power.  Civic Parking is a
member-managed limited liability company duly organized, validly existing, and in good standing under the laws of the State of Missouri. Civic Parking has full power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the members and officers of Civic Parking.

	(b)	Capitalization.  Civic Parking has 100 Units issued and
outstanding, of which 99 Units are owned of record by SLC and 1 Unit is owned of record by Gateway. All issued and outstanding Units have been duly authorized, and are validly issued, fully paid and nonassessable. The Units are not represented by certificates.
There are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Civic Parking to issue or to sell, transfer or otherwise dispose of any Units. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Units except as described in this Agreement or in the Operating Agreement.

	(c)	Authorization of Transaction; Noncontravention.  Except as
set forth in Section 5(b), Civic Parking does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement. Subject to the required consents described in Section 7(b) and the matters described in Section 5(b), neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Civic Parking is subject or any provision of the Operating Agreement or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Civic Parking is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Civic Parking.

	(d)	Brokers' Fees.  Civic Parking has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

	(e)	Legal Compliance.  To Sellers' Knowledge, except as set
forth in Section 4(e) of the Disclosure Schedule Civic Parking has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations or results of operations of Civic Parking.

	(f)	Tax Matters.  Civic Parking has filed all Tax Returns that
it was required to file. All such Tax Returns were correct and complete in all material respects. To Sellers' Knowledge, all Taxes owed by Civic Parking (whether or not shown on any Tax Return) have been paid, except for Taxes accrued but not yet payable, which are properly reflected on Civic Parking's balance sheet. Civic Parking is not currently the beneficiary of any extension of time within which to file any Tax Return. No Tax Returns are currently the subject of audit. Provided, however, that the foregoing representations and warranties are not made as to St. Louis City gross receipts tax returns with respect to Civic Parking's parking operations, for which Central Parking System of St. Louis, Inc. has responsibility by agreement.

	(g)	Real Property.  Section 4(g) of the Disclosure Schedule lists and describes briefly all real property that Civic Parking owns other than Excluded Assets, all title insurance policies with respect to such real property, and all exceptions scheduled on such title insurance policies which relate to such real property. With respect to each such parcel of real property, except as reflected on Section 4(g) of the Disclosure Schedule and other matters which would not have a material adverse effect on the financial condition of Civic Parking:

		(i)	There are no pending or, to Sellers' Knowledge,
threatened condemnation proceedings, lawsuits, or administrative actions relating to such real property or other matters affecting materially and adversely the current use, occupancy, or value thereof; and

		(ii)	There are no outstanding contracts, options, agreements
or rights of first refusal to purchase such real property, or any portion thereof or interest therein.

	(h)	Leases and Other Contracts.  Section 4(h) of the Disclosure
Schedule lists (i) all currently effective leases of real property to which Civic Parking is a party, (ii) all currently effective leases of personal property to which Civic Parking is a party, and
(iii) all contracts or undertakings to which Civic Parking is a party the performance of which will involve future consideration in excess of $10,000; excluding, however, leases, easements, contracts or undertakings relating to Excluded Assets or to Indebtedness which will not survive the Closing.

	(i)	Other Assets.  Section 4(i) of the Disclosure Schedule lists all other material assets of Civic Parking other than Excluded Assets.
Civic Parking's assets (other than Excluded Assets) include all items necessary or reasonably and routinely used in the operation of Civic Parking's business, except the Excluded Assets and except for assets owned by Buyers or their Affiliates or by Civic Parking's
Affiliates and used in Civic Parking's administrative, accounting and financial operations. As of the completion of the Closing, Civic Parking will own its assets free of Security Interests.

	(j)	Litigation.  Section 4(j) of the Disclosure Schedule sets forth a description of each pending or threatened action, suit, proceeding, hearing, complaint or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator to which Civic Parking is a party or is threatened to be made a party, except where the resolution of such pending or threatened matter would not have a material adverse effect on the financial condition of Civic
Parking. For purposes of this paragraph, "threatened" includes only those instances where to Sellers' Knowledge a potential claimant or party has a present intention to institute an action, suit, proceeding, hearing, complaint or investigation.

	(k)	Employees.  Civic Parking does not have and has never had
any employees. Civic Parking has never maintained or contributed or been required to contribute to any employee pension plan or employee welfare benefit plan.

	(l)	Guaranties.  Civic Parking is not a guarantor of or
otherwise responsible for any liability or obligation of any other Person which guaranty or responsibility will survive the Closing.

	(m)	Disclaimer of other Representations and Warranties.  Except
as expressly set forth in Section 3 and this Section 4, Sellers make no representation or warranty, express or implied, at law or in equity, in respect of Civic Parking or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed. By way of example and not limitation, Buyers acknowledge and agree that Sellers are making no representation as to any financial memoranda or other financial information previously delivered to Buyers or Buyers' Parent, including without limitation the Financing Memorandums of Civic
Parking for Stadium Park West, Stadium Park East, Kiener East and
Kiener West dated August 26, 1996, and Buyers hereby expressly disclaim their reliance on any such memoranda or information.

	(n)	Environmental.  Sellers have made available to Buyers any
and all written notices, reports or other written information in Sellers' or Civic Parking's possession regarding the environmental condition of Civic Parking's real or personal property.

	(o)	Subsidiaries.  Civic Parking has no Subsidiaries.

	(p)	Subsequent Events.  Since September 30, 1996 there has not
been any material adverse change in the financial condition of Civic Parking. Without limiting the generality of the foregoing sentence, since September 30, 1996 Civic Parking has not engaged in any practice, taken any material action or entered into any material transaction outside the Ordinary Course of Business except as disclosed in this Agreement (including the Disclosure Schedule) or as related to this Agreement and the transactions contemplated hereby.

	(q)	Powers of Attorney.  To Sellers' Knowledge, there are no
outstanding powers of attorney executed on behalf of Civic Parking.

	(r)	Excluded Assets.  After the Closing, Civic Parking will have no further liabilities or obligations arising out of Civic Parking's prior ownership of the Excluded Assets except as set forth in the Agreement Relating to Parking or as disclosed in the Disclosure
Schedule.

	(s)	Liabilities.  After the Closing, Civic Parking will have no
liability or obligation to St. Louis National Baseball Club, Inc.,
Civic Center Corporation or Anheuser-Busch Companies, Inc. or their respective Affiliates or assignees as a result of or arising under the CCC Purchase Agreement, except as disclosed in the Disclosure
Schedule.

	5.	PRE-CLOSING COVENANTS.

	The Parties covenant as follows with respect to the period between the execution of this Agreement and the Closing:

	(a)	General.  Each of the Parties will use its reasonable best
efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

	(b)	Notices and Consents.  Sellers will give, or cause Civic
Parking to give, prior to Closing, any notices to third parties, and will cause Civic Parking to use its reasonable best efforts to obtain prior to Closing any third party consents, that may be required in connection with the consummation and performance of this Agreement. Without limiting the generality of the foregoing, each of the Parties will file (and Sellers will cause Civic Parking to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain (and Sellers will cause Civic Parking to use its reasonable best efforts to obtain) a waiver from the applicable waiting period, and will make (and Sellers will cause Civic Parking to make) any further filings pursuant thereto that may be necessary in connection therewith.

	(c)	Operation of Civic Parking; Transfer of Excluded Assets and
Transfer or Satisfaction of Indebtedness.  Prior to the Closing,
Sellers will not (i) cause or permit the Operating Agreement to be amended, or (ii) cause or permit (to the extent within such Party's control) the merger, consolidation or dissolution of Civic Parking, or (iii) cause or permit any action which will require a member to contribute additional capital to Civic Parking or which could increase a member's liability or obligations to Civic Parking or (as a member) to any third party, or (iv) cause or permit Civic Parking to engage in any material practice, take any material action, or enter into any material transaction outside the Ordinary Course of Business; provided, however, that Sellers may take any action contemplated by this Agreement, including the following actions:

		(i)	Sellers may distribute all or any part of Civic
Parking's cash or cash equivalents to Sellers;

		(ii)	Sellers and their Affiliates will enter into the
Agreement Relating to Parking;

		(iii)	Sellers will cause all current insurance coverages
of Civic Parking to be terminated effective no earlier than the date and time of Closing;

  (iv) Subject to obtaining all required consents, Sellers will cause all Indebtedness of Civic Parking to be discharged or released or to be assigned to or assumed by one or more of Civic Parking's Affiliates not later than the Closing;

		(v)	Subject to obtaining all required consents, including
the consents of the holders of Indebtedness, Sellers will cause Civic Parking to transfer to one or more of their Affiliates, with or without consideration, not later than the Closing, the assets and properties listed on Exhibit D hereto or described in Section 5(h) below (the "Excluded Assets"), which shall therefore not be owned by Civic Parking as of the Closing; and

                (vi) Subject to obtaining the shareholder and member consents required by the Operating Agreement, Sellers will cause the Operating Agreement to be amended to permit Sellers to sell the Purchased Units to Buyers.

	(d)	Buyers' Due Diligence.  During the Due Diligence Period,
Sellers will permit, and will cause Civic Parking to permit, representatives of Buyers to have full access, at all reasonable times, and in a manner so as not to interfere in any material respect with the normal business operations of Civic Parking, to all commercial leases, contracts, title insurance policies, real estate surveys and environmental reports of or pertaining to Civic Parking and its properties, and to make or have made in a reasonable manner such real estate surveys and Phase I environmental studies as it may deem advisable in its discretion; provided, however, that no such survey or study shall involve the physical removal, destruction, damage or alteration of any property without the express consent of Sellers or Civic Parking, and Buyers shall at Buyers' cost and expense repair, replace or restore any property removed, destroyed, damaged or altered in the course of any such survey or study and shall indemnify Sellers and their Affiliates against any claims
(including but not limited to surveyors' or mechanics' liens) arising from any such survey or study; and provided further, that no information shall be required to be furnished pertaining to the Excluded Assets or to Indebtedness which will not survive the Closing, except to the extent necessary for Buyers to satisfy themselves that the conditions to Buyers' obligation to close set forth in Section 7(a) below shall be satisfied by Closing. The results of Buyers' investigations described in this Section 5(d) shall be a condition to Buyers' obligations hereunder only to the extent set forth in
Section 7(a)(vii) below, and shall not give Buyers any right to damages against Sellers or their Affiliates.

	(e)	Confidentiality.  Buyers shall hold in strict confidence any
Confidential Information (including, without limitation, the terms of this Agreement and the CCC Purchase Agreement) it has received or may receive in the course of the negotiation or performance of this Agreement, in the course of its due diligence investigations or otherwise, and Buyers shall not use any Confidential Information except in connection with this Agreement or as may be necessary in connection with the operations of Civic Parking or Buyers; provided, however, that Buyers may disclose any Confidential Information to their own or Buyers' Parent's directors, officers, employees, partners, consultants or agents who need to know such Confidential Information for the purpose of evaluating the transaction (it being understood and agreed that Buyers shall inform the own and Buyers'
Parent's directors, officers, employees, partners, consultants and agents of the confidential nature of such information and shall cause them to treat such information confidentially). If this Agreement is terminated for any reason whatsoever, Buyers shall return to Civic Parking, Sellers and their Affiliates, as the case may be, all tangible embodiments (and all copies) of the Confidential Information which are in its possession, except copies of this Agreement retained for archive purposes.

	(f)	Notice of Developments.  Each Party will give prompt written notice to the others of any development causing a material breach of any of its own representations and warranties in Section 3 above. Sellers will give prompt written notice to Buyers of any development causing a material breach of any of the representations and warranties in Section 4 above. Unless a Party has the right to terminate this Agreement pursuant to Section 9 below by reason of the development and exercises that right within the period referred to in Section 9 below, any such written notice pursuant to this Section 5(f) will be deemed to have amended the Disclosure Schedule and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

	(g)	Exclusivity.  Neither of the Sellers will (and the Sellers
will not cause or permit Civic Parking to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the interests or assets of Civic Parking (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that Sellers, Civic Parking and their respective directors, managers or officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

	(h)	Receivables and Payables.  Sellers have provided to Buyers,
and shall provide to Buyers at least 5 days prior to the Closing
Date a list of Civic Parking's receivables and payables, in each case as of the most recent practicable date, and shall update such list at the Closing as of the date prior to the Closing Date. At or before the Closing, Buyers may elect to exclude such of Civic
Parking's receivables (together with any corresponding reserve for doubtful accounts) and payables as Buyers may not wish to have on the Closing Balance Sheet, provided that (i) receivables from Buyers or their Affiliates or parking customers may not be excluded, and
(ii) Sellers' consent shall be required to exclude any receivables which Buyers do not, in their sole discretion exercised in good faith, deem doubtful as to collectibility. Any receivables (and corresponding reserves for doubtful accounts) and payables excluded by Buyers pursuant to this Section 5(h) shall thereupon be deemed Excluded Assets.

	(i)	Estoppel Certificates.  Sellers will cause Civic Parking to
request each of Civic Parking's tenants to execute an estoppel certificate substantially in the form set forth as Exhibit G attached hereto ("Tenant Estoppel Certificate"), and to return such Tenant Estoppel Certificates executed by such tenants prior to the Closing.

	(j)	Tangible Personal Property.  Representatives of Sellers and
Buyers will mutually prepare a list or other satisfactory description of all material tangible personal property to be owned by Civic Parking at the Closing (which shall be subject to changes in the ordinary course of business between the date of such list or description and the Closing).

	(k)	Lease Disputes.  Sellers will cause Civic Parking to provide to Buyers if, when and as received, copies of all correspondence received by Civic Parking before the Closing with respect to the claim by T.G.I. Friday's described in Section 4(j) of the Disclosure Schedule.

	(l)	Listing Agreement.  Sellers shall cause the existing listing agreement between Follman Properties, Oncor International and Civic
Parking, described in Section 4(h) of the Disclosure Schedule, to be terminated effective not later than the Closing Date.


	6.	POST-CLOSING COVENANTS.

	The Parties covenant as follows with respect to the period following the Closing:

	(a)	General.  If at any time after the Closing any further
action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the cost and expense of the requesting Party. Sellers acknowledge and agree that from and after the Closing Buyers will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to Civic Parking other than those related solely to the Excluded Assets or to Indebtedness of Civic Parking which will not survive the Closing.

	(b)	Litigation Support.  If and for so long as any Party
actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, (ii) any litigation or other matter disclosed in
Section 4(j) of the Disclosure Schedule, or (iii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Civic Parking, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the cost and expense of the contesting or defending Party.

	(c)	Transition.  Sellers will take no action that is designed or intended to have the effect of discouraging any customer or business associate of Civic Parking from maintaining the same business relationships with Civic Parking after the Closing as it maintained with Civic Parking prior to the Closing, other than normal price competition or advertising in the course of the parking business of Sellers or their Affiliates or as contemplated in any other agreement between the Parties.

	(d)	Tax Matters.  The following provisions shall govern the
allocation of responsibility as between Buyers and Sellers following the Closing Date for certain Tax matters:

		(i)	Tax Periods Ending on or Before the Closing Date.
Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Civic Parking for all periods ending on or prior to the Closing Date which are filed after the Closing Date. All such Tax Returns shall be presented to Buyers at least 30 days prior to filing for Buyers' review and approval, which shall not be unreasonably withheld. Buyers acknowledge that Sellers' allocation of tax basis to Civic
Parking's assets is pursuant to the CCC Purchase Agreement.

      (ii) Cooperation on Tax Matters. Buyers, Civic Parking and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and Buyers' acceptance at the Closing of the tax basis of Civic Parking's assets established pursuant to the CCC Purchase Agreement.

	(e)	Agreement Relating to Parking.  Buyers shall cause Civic
Parking and its successors to comply in all respects with the Agreement Relating to Parking, and Buyers and Civic Parking shall require any operator or successor owner of the "Garage Properties" as defined in the Agreement Relating to Parking to enter into an express written agreement to be bound by the restrictive covenants set forth in the Agreement Relating to Parking so long as the Agreement Relating to Parking shall remain in effect.

      (f) Radio Units. Buyers shall reimburse, or cause Civic Parking to reimburse, Sellers or their designee, from time to time on demand, for a pro rata portion of the costs and expenses incurred by Sellers or their Affiliates related to the 19 radio units currently owned by Civic Parking and being used by Central Parking System of St. Louis, Inc., including charges under maintenance and trunking system contracts. Such reimbursement covenant shall continue indefinitely until terminated (i) upon written request from Buyers or Civic Parking that Sellers terminate any then-existing contracts or other obligations of Sellers or their Affiliates to third parties with respect to such radio units, and the effective termination of such contracts or obligations upon terms satisfactory to Sellers, or
(ii) upon the termination of such contracts or obligations by Sellers or their Affiliates for any reason, Buyers hereby acknowledging and agreeing that such contracts also cover other radio units owned by Sellers or their Affiliates, that Sellers or their Affiliates may continue or terminate any or all of such contracts in whole or in part in Sellers' or such Affiliates' sole discretion, and that upon the termination of such contracts Buyers shall have the sole responsibility for obtaining substitute maintenance, trunking system or other services at Buyers' sole cost and expense.

	(g)	Certain Claims.  In addition to any obligations which may
arise pursuant to Section 8 below, Sellers shall pay or reimburse
Civic Parking or its Affiliates, on demand, for any legal fees or expenses (including attorneys' fees), incurred by Civic Parking or its Affiliates in connection with the lease to T.G.I. Friday's described in Section 4(h)(i) of the Disclosure Schedule, if any claim or defense is raised by the tenant based on its allegations of a noncompetition agreement as described in Item 1 of Section 4(j) of the Disclosure Schedule, subject to an aggregate maximum payment or reimbursement by Sellers under this paragraph of $25,000.


	7.	CONDITIONS TO OBLIGATIONS TO CLOSE.

	(a)	Conditions to Obligation of Buyers.  The obligation of
Buyers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

           (i) The representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

           (ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

           (iii) Sellers and/or Civic Parking shall have received all material consents specified in Section 7(b) below;

           (iv) Civic Parking shall have no Indebtedness or Security Obligations, and no liabilities related to its prior ownership of the Excluded Assets;

           (v) Sellers shall have delivered to Buyers a certificate to the effect that each of the conditions specified above in
Section 7(a)(i)-(iv) is satisfied in all respects;

           (vi) No action, suit, or proceeding not disclosed in Section 4(j) of the Disclosure Schedule shall be pending before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyers to own the Purchased Units and to control
Civic Parking, or (D) affect materially and adversely the right of Civic Parking to own its assets and to operate its businesses; and no such injunction, judgment, order, decree, ruling, or charge shall be in effect;

           (vii) Buyers shall have obtained title insurance commitments on the real estate described in Section 4(g) of the Disclosure Schedule in such amount, not exceeding the Purchase
Price, and subject to only such exceptions as Buyers shall reasonably deem acceptable; provided, however, that: (A) any exceptions set forth in the title insurance policy described in Section 4(g) of the Disclosure Schedule other than with respect to Security Interests are hereby agreed to be acceptable to Buyers, (B) Sellers may cause any such exceptions to be removed at or before Closing, in which event they shall be deemed acceptable to Buyers, and (C) if Buyers shall fail to notify Sellers of its inability to obtain such commitments or of any unacceptable exceptions within 7 days after the Effective Date, then this contingency shall be deemed waived;
and as to any additional exceptions, if any, which may be first set forth on an amended commitment issued between the original commitment date and the Closing, if Buyers shall fail to notify Sellers that such additional exceptions are unacceptable within 7 days after receipt of such amended commitment by either Buyer or by Buyers' Parent, then this contingency shall be deemed waived as to such additional exceptions;

           (viii) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement shall have expired or otherwise been terminated;

          (ix) All parties thereto other than Buyers and their Affiliates shall have entered into a management agreement for the Bus Lot substantially as set forth in Exhibit F attached hereto and the same shall be in full force and effect; and the existing management agreements between Civic Parking and Central Parking System of St. Louis, Inc. shall have been terminated with respect to the Bus Lot;

          (x) Buyers shall have received the resignations, effective as of the Closing, of each officer of Civic Parking;

          (xi) There shall have been no casualty loss, damage or destruction to Civic Parking's assets since the Effective
Date; provided, however, that in the event any such loss, damage or destruction is covered by insurance Sellers may satisfy this contingency by causing the insurance proceeds from such loss, damage or destruction to be assigned to Buyers and/or by providing such other or additional security for the full replacement, repair or reconstruction of the assets as may reasonably be required by Buyers;

          (xii) Buyers shall have received an estoppel certificate from Sellers substantially in the form of Exhibit H attached hereto ("Sellers' Estoppel Certificate"), dated the Closing
Date, with respect to each tenant from whom a Tenant Estoppel
Certificate has not been received by Buyers as of the Closing;
and

          (xiii) All actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyers.

Buyers may waive any condition specified in this Section 7(a) by executing a writing so stating at or prior to the Closing.

	(b)	Conditions to Obligations of Sellers.  The obligations of
Sellers to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

          (i) The representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Buyers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

          (iii) Buyers shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(ii) is satisfied in all respects;

          (iv) No action, suit, or proceeding not disclosed in Section 4(j) of the Disclosure Schedule shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; and no such injunction, judgment, order, decree, ruling, or charge shall be in effect;

          (v) Sellers and Civic Parking shall have received all material third party consents, releases and amendments required to consummate the transactions contemplated by this Agreement, including without limitation (A) the consents of the Office of the Commissioner of Baseball, the Commissioner of Baseball, the National League of Professional Baseball
Clubs, the National League President and/or the Ownership
Committee of Baseball required by Section 13.1 of the Operating Agreement and corresponding provisions of Sellers' and their Affiliates' corporate and company documents, (B) the consents of the holders of Indebtedness and Security
Obligations to the transactions contemplated by this Agreement, including without limitation the transfer of the Excluded Assets and the Units, (C) the discharge or release of Civic Parking's Indebtedness and Security Obligations, or the assignment thereof to or assumption by an Affiliate of Civic Parking, and execution by the holders of Civic Parking's Indebtedness or Security Obligations of all agreements or amendments necessary to effect the foregoing (subject, in the case of Indebtedness and Security Obligations to The Boatmen's National Bank of St. Louis, to the payment in full of such Indebtedness out of the Purchase Price), and (D) any consents to any of such transactions required to be given by the holders of Indebtedness or Security Obligations of Civic
Parking's Affiliates under agreements or Security Obligations applicable to Civic Parking or such Affiliates and the execution of such holders of Indebtedness of such Affiliates of all agreements or amendments and Security Interests necessary to effect the foregoing;

          (vi) Sellers' members or shareholders, as the case may be, shall have given all required consents to Civic Parking's transfer of the Excluded Assets to another Person and to Sellers' amendment of Article IX of the Operating Agreement to permit Sellers' sale of the Purchased Units;

          (vii) Sellers shall have obtained a title insurance commitment for the Bus Lot and the "Marriott/Mark Twain" property (as described on Exhibit D) in such amount, not exceeding the cost basis allocated thereto on Civic Parking's books, and subject to only such exceptions as Sellers shall reasonably deem acceptable; provided, however, that: (A) any exceptions set forth in the title insurance policy described in Section 4(g) of the Disclosure Schedule, or which shall have been permitted or created as a result of any acts or omissions by Sellers or Civic Parking or their Affiliates, are hereby agreed to be acceptable to Sellers, and (B) if Sellers shall fail to notify Buyers of their inability to obtain such commitment or of any unacceptable exceptions within 7 days after the Effective Date, then this contingency shall be deemed waived;

          (viii) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement shall have expired or otherwise been terminated;

          (ix) All parties thereto other than Sellers and their Affiliates shall have entered into a management agreement for the Bus Lot substantially as set forth in Exhibit F attached hereto and the same shall be in full force and effect; and the existing management agreement between Civic Parking and Central Parking System of St. Louis, Inc. shall have been terminated with respect to the Bus Lot;

          (x) The Promissory Note shall have been guaranteed by Buyers' Parent as set forth therein; and

          (xi) The letter of credit substantially in the form attached as Exhibit C shall have been issued; and

          (xii) All actions to be taken by Buyers and Buyers' Parent in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

Sellers may waive any condition specified in this Section 7(b) by executing a writing so stating at or prior to the Closing.


        8.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
                INDEMNIFICATION PROVISIONS.

	(a)	Survival of Representations and Warranties.  All of the
representations and warranties of the Parties contained in Section 3 above and in Section 4(r) and Section 4(s) above shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter, subject to applicable statutes of limitations. All of the representations and warranties of Sellers contained in Section 4 above (other than in Section 4(r) and Section 4(s) above) and all of the representations, certifications, covenants and agreements of Sellers contained in any Sellers' Estoppel Certificate shall survive the Closing (unless Buyers knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of six
(6) months following Closing.

	(b)	Indemnification Provisions for Benefit of Buyers.  In the
event either Seller breaches any of its representations, warranties and covenants contained herein or in any Sellers' Estoppel
Certificate, provided that Buyers make a written claim for indemnification against any of the Sellers pursuant to Section 10(g) below, and provided further that such written claim is made within any applicable survival period set forth in Section 8(a) above; then Sellers jointly and severally agree to indemnify Buyers from and against any Adverse Consequences Buyers shall suffer through and after the date of the claim for indemnification (but excluding any Adverse
Consequences Buyers shall suffer after the end of any applicable survival period) caused by the breach; provided further, however, that except as set forth in the following sentence, Sellers shall have no obligation to indemnify Buyers from and against any Adverse Consequences caused by a breach of any representation or warranty or covenant of Sellers contained in Section 4 above or by a breach of any of the representations, certifications, covenants and agreements of Sellers contained in any Sellers' Estoppel Certificate, (A) until
Buyers have suffered Adverse Consequences by reason of all such breaches in excess of a $10,000 aggregate deductible (after which point Sellers will be obligated only to indemnify Buyers from and against further such Adverse Consequences), or thereafter (B) to the extent the Adverse Consequences Buyers have suffered by reason of all such breaches exceeds a $500,000 aggregate ceiling (after which point Sellers will have no obligation to indemnify Buyers from and against further such Adverse Consequences). The limitations on Sellers' obligations set forth in clauses (A) and (B) of the preceding sentence shall not apply to any Adverse Consequences to Buyers arising out of the Promissory Note in the principal amount of $2,500,000 listed in Section 4(h) of the Disclosure Schedule.

	(c)	Indemnification Provisions for Benefit of Sellers.  In the
event either Buyer breaches any of its representations, warranties and covenants contained herein, and provided that Sellers make a written claim for indemnification against Buyers pursuant to Section 10(g) below, then Buyers jointly and severally agree to indemnify Sellers from and against any Adverse Consequences Sellers shall suffer through and after the date of the claim for indemnification caused by the breach.

	(d)	Matters Involving Third Parties.

		(i)	If any third party shall notify any Party (the
"Indemnified Party") with respect to any matter (a "Third
Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying
Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof pursuant to Section 10(g) below.

         (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third
Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

         (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

          (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably).

	(e)	Other Indemnification Provisions.  The indemnification
provisions in this Section 8 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant; provided, however, that Buyers acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of Buyers for any breach of the representations and warranties in Section 4 above.


        9.      TERMINATION.

	(a)	Termination of Agreement.  The respective Parties may
terminate this Agreement as provided below:

		(i)	Buyers and Sellers may terminate this Agreement by
mutual written consent at any time prior to the Closing;

		(ii)	Buyers may terminate this Agreement by giving written
notice to Sellers at any time prior to the Closing if (A)
Sellers have within the then previous 10 days given Buyers notice of a development causing a material breach of any of Sellers' representations and warranties in Section 3(a) or Section 4 above or (B) Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect and Buyers have notified Sellers of the breach within 10 days after Buyers first learned of the breach, and in either case the breach has continued without cure for a period of 30 days after the notice of breach (and the Closing Date shall be postponed if and to the extent necessary to permit such cure prior to the Closing Date);

		(iii)	Buyers may terminate this Agreement by giving
written notice to Sellers if the results of Buyers' investigations conducted during the Due Diligence Period shall be unsatisfactory to Buyers in their sole discretion;
provided, however, that (1) Buyers shall have first given
Sellers notice of any such results which are unsatisfactory to Buyers within 7 days after Buyers first learn of such information or within 7 days after the end of the Due
Diligence Period, whichever first occurs, and (2) Sellers shall have failed to cure or otherwise remedy such unsatisfactory results to Buyers' satisfaction within 60 days thereafter (and the Closing Date shall be correspondingly postponed, at Sellers' option, to the extent necessary to permit such cure or remedy); and if Buyers fail to so notify
Sellers or if Sellers shall so cure or otherwise remedy such unsatisfactory results, then Buyers may not terminate this Agreement on the basis of such unsatisfactory results;

		(iv)	Buyers may terminate this Agreement by giving written
notice to Sellers if the Closing shall not have occurred on or before December 17, 1996 (or as extended as provided in this Section 9(a)) by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyers' breach of any representation, warranty, or covenant contained in this Agreement); provided that if the Closing shall not have occurred by December 17, 1996 solely because of the pendency of the waiting period required under the Hart-
Scott-Rodino Act, then the date first set forth in this clause
(iv) shall be changed to December 31, 1996;

		(v)	Sellers may terminate this Agreement by giving written
notice to Buyers at any time prior to the Closing if (A)
Buyers have within the then previous 10 days given Sellers notice of a development causing a material breach of any of Buyers' representations and warranties in Section 3(b) above or (B)
Buyers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect and either of Sellers has notified Buyers of the breach within 10 days after either of Sellers first learned of the breach, and in either case the breach has continued without cure for a period of 30 days after the notice of breach (and the Closing
Date shall be postponed if and to the extent necessary to permit such cure prior to the Closing Date); or

		(vi)	Sellers may terminate this Agreement by giving written
notice to Buyers if the Closing shall not have occurred on or before December 17, 1996 (or as extended as provided in this Section 9(a)) by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from either Seller's breach of any representation, warranty, or covenant contained in this Agreement); provided that if the Closing shall not have occurred by December 17, 1996 solely because of the pendency of the waiting period required under the Hart-Scott-Rodino Act, then the date first set forth in this clause (vi) shall be changed to December 31, 1996;

	(b)	Effect of Termination.  If this Agreement is terminated
pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in
Section 5(e) above and the provisions of Section 10 below shall survive termination.


	10.	MISCELLANEOUS.

	(a)	Press Releases and Public Announcements.  No Party shall
issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that (i) the Parties agree at a minimum to make an appropriate mutually acceptable public announcement of the completion of the Closing, and
(ii) Buyers' Parent may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Buyers will advise and consult with the other Parties prior to making the disclosure).

	(b)	No Third-Party Beneficiaries.  This Agreement shall not
confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

	(c)	Entire Agreement.  This Agreement (including the Exhibits
and Schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

	(d)	Succession and Assignment.  This Agreement shall be binding
upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

	(e)	Counterparts.  This Agreement may be executed in multiple
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

	(f)	Headings.  The section and paragraph headings contained in
this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

	(g)	Notices.  All notices, requests, demands, claims, and other
communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

	If to one or both Sellers:	Frederick O. Hanser, President
					SLC Holdings, L.L.C.
					250 Stadium Plaza
					St. Louis, Missouri 63102

	with a copy to:		William O. DeWitt, Jr., Chairman
					SLC Holdings, L.L.C.
					c/o Reynolds, DeWitt & Co.
					300 Main Street
					Cincinnati, Ohio 45202

	and with a copy to:		Jeffrey D. Fisher
					Armstrong, Teasdale, Schlafly & Davis
					One Metropolitan Square, Suite 2600
					St. Louis, Missouri 63102

	If to one or both Buyers:	Monroe J. Carell, Jr.
					Central Parking System Realty, Inc.
					2401 21st Avenue, Suite 200
					Nashville, Tennessee 37212

	with a copy to:		Edward J. Griesedieck
					Herzog, Crebs & McGhee, L.L.P.
					One City Centre, 24th Floor
					515 North Sixth Street
					St. Louis, Missouri 63101

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. However, any notice, disclosure or other information provided in this Agreement or any related document to be given or received shall be deemed given or received by both Sellers if given or received by either Seller, and given or received by both Buyers if given or received by either Buyer (or by Buyers' Parent at the specified address). Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

	(h)	Governing Law.  This Agreement shall be governed by and
construed in accordance with the domestic laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the substantive laws of any jurisdiction other than the State of Missouri.

	(i)	Amendments and Waivers.  No amendment of any provision of
this Agreement shall be valid unless the same shall be in writing and signed by Buyers and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

	(j)	Severability.  Any term or provision of this Agreement that
is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

	(k)	Expenses.  Each Party will bear its own costs and expenses
(including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; except that Sellers will reimburse Buyers at Closing for 50% of the Hart-Scott-
Rodino Act filing fees payable by Buyers. Sellers will bear the pre-Closing costs and expenses of Civic Parking, including those in connection with transfers of Excluded Assets, consents of lenders, discharge or release or assignment of Indebtedness and Security
Obligations, and amendments to the Operating Agreement.

	(l)	Construction.  The Parties have participated jointly in the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

	(m)	Incorporation of Exhibits and Schedules.  The Exhibits and
Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


	IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


            Sellers:        GATEWAY GROUP, INC.


                            By:/s/William O. DeWitt, Jr.
                                  William O. DeWitt, Jr.
                                  Chairman of the Board and
                                  Chief Executive Officer

                            SLC HOLDINGS, L.L.C.


                            By:/s/Frederick O. Hanser
                                  Frederick O. Hanser
                                  Manager


            Buyers: CENTRAL PARKING SYSTEM REALTY, INC.


                            By:/s/Monroe J. Carell, Jr.
                                  Monroe J. Carell, Jr.
                                  Chairman


                            CENTRAL PARKING SYSTEM REALTY
                            OF MISSOURI, INC.

                            By:/s/Monroe J. Carell, Jr.
                                  Monroe J. Carell, Jr.
                                  Chairman



LIST OF EXHIBITS

Exhibit A:	Amended and Restated Operating Agreement of Civic
           Parking, dated effective February 12, 1996, as amended

Exhibit B:	Promissory Note

Exhibit C:	Letter of Credit

Exhibit D:	Excluded Assets

Exhibit E:	Agreement Relating to Parking

Exhibit F:	Bus Lot Management Agreement

Exhibit G:	Tenant Estoppel Certificate

Exhibit H:	Sellers' Estoppel Certificate